EXHIBIT 99.1

News Release	News Release	News Release	News Release

FOR IMMEDIATE RELEASE

Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Edmund Reese, edmund.reese@aexp.com, +1.212.640.5574
Shreya Patel, shreya.patel@aexp.com, +1.212.640.5574

AMERICAN EXPRESS RECOMMENDS SHAREHOLDERS REJECT "MINI-TENDER" OFFER BY BAKER MILLS LLC
Baker Mills Offer Significantly Lower than American Express Closing Share Price Prior to the Date of the Offer
NEW YORK -- August 29, 2018 -- American Express Company (NYSE: AXP) announced today that it has received notification of an unsolicited "mini-tender" offer by Baker Mills LLC to purchase up to 45,000 shares, or approximately 0.005%, of the outstanding common stock of the company as of July 18, 2018, at a price of $82.00 per share.  Baker Mills' offer price is 20.41% less than the $103.03 closing price per share of the company's common stock on August 17, 2018, the last trading day before the mini-tender offer commenced.
American Express does not endorse Baker Mills' mini-tender offer and recommends that the company's shareholders do not tender their shares in response to the offer because the offer is at a price significantly below the current market price for the company's shares and subject to several conditions. The company also recommends that any shareholders who have tendered shares to Baker Mills withdraw those shares by providing the notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 5:00 p.m. New York City time on September 18, 2018.
American Express is not associated in any way with Baker Mills, its mini-tender offer or the mini-tender offer documentation.
American Express urges its shareholders to obtain current market quotations for their shares, review the conditions to Baker Mills' mini-tender offer, consult with their brokers or financial advisors and exercise caution with respect to Baker Mills' mini-tender offer.
Baker Mills has made similar unsolicited mini-tender offers for shares of other public companies.  Mini-tender offers are designed to seek five percent or less of a company's outstanding shares, thereby avoiding many disclosure and procedural requirements under United States securities laws that apply to tender offers for more than five percent of a company's outstanding shares.  As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws.  The U.S. Securities and Exchange Commission ("SEC") has cautioned investors about mini-tender offers noting that "some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price."  The SEC's Investor Tips regarding mini-tender offers may be found on its website at: http://www.sec.gov/investor/pubs/minitend.htm.
American Express encourages brokers and dealers, as well as other market participants, to review the SEC's letter regarding broker-dealer mini-tender offer dissemination and disclosures at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD's Notice to Members 99-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at www.finra.org/web/groups/industry/@ip/@reg/@notice/documents/notices/p004221.pdf.
American Express requests that a copy of this press release be included with all distributions of materials relating to Baker Mills' mini-tender offer for shares of the company's common stock.
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About American Express
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
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